Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124002

23,420,540 Shares of Common Stock

ONSTREAM MEDIA CORPORATION
Supplement #2 dated January 25, 2007
to Prospectus dated June 29, 2005

This Prospectus Supplement #2 (the “Second Supplement”) updates the table in the “Selling Security Holders” section of the prospectus dated June 29, 2005 (the "Prospectus") and amended by the First Supplement to the Prospectus dated November 29, 2006, to reflect the number of shares currently owned and offered by Neil H. Jones, adjusted to reflect transfers of securities since the date of the Prospectus from Neil H. Jones to Triumph Small Cap Fund, Inc., as well as other changes in Neil H. Jones’ holdings since the date of the Prospectus, as follows:

Name of selling security holder	Number of shares owned	Percentage owned before offering	Shares to be offered	Shares to be owned after offering	Percentage owned after offering
Neil H. Jones (43)	167,111	2.0%	151,111	16,000	*
Triumph Small Cap Fund, Inc. (67)	73,750	*	52,500	21,250	*

* represents less than 1%

The number of shares owned and offered in the Prospectus by the selling security holders included 2,175,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share and 1,087,500 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share. All of these warrants, except for warrants corresponding with an aggregate of 31,250 common shares, expired on September 13, 2006. As a result, the aggregate number of shares owned and offered by Neil H. Jones and Triumph Small Cap Fund, Inc. as presented in this Second Supplement is 75,000 less than the aggregate number of shares presented as owned and offered by those two parties in the Prospectus.

The footnotes to the "Selling Security Holders" section of the Prospectus, as amended by the First Supplement, are updated as follows:

(43)	The number of shares owned includes:

* 151,111 shares of our common stock that were outstanding at the date of the Prospectus but have been disposed of as of the date of this Second Supplement, and

* 16,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $4.50 per share.

The number of shares offered includes:

* 151,111 shares of our common stock that were outstanding at the date of the Prospectus but have been disposed of as of the date of this Second Supplement.

The number of shares reported above as owned excludes warrants to purchase 73,750 common shares, which were transferred by Neil H. Jones to Triumph Small Cap Fund, Inc., as discussed in Note 67 below.

(67)	The number of shares owned includes:

* 15,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.00 per share, which was transferred from Neil H. Jones pursuant to an Assignment dated January 5, 2007 - see footnote 43 above,

* 6,250 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $2.65 per share, which was transferred from Neil H. Jones pursuant to an Assignment dated January 5, 2007 - see footnote 43 above, and

* 52,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share, which was transferred from Neil H. Jones pursuant to a Form of Assignment dated January 5, 2007 - see footnote 43 above.

The number of shares offered includes:

* 52,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share.

Kenneth Orr, president, is the control person of Triumph Small Cap Fund, Inc., and exercises sole voting and dispositive powers over these shares.

The Prospectus, together with this Second Supplement and the First Supplement to the Prospectus dated November 29, 2006, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issuable upon conversion or exercise of the notes or warrants. All references in the Prospectus to "this prospectus" are amended to read "this prospectus as supplemented and amended".

This Second Supplement does not contain complete information about the shares of common stock of Onstream. Additional information is contained in the Prospectus dated June 29, 2005 and the First Supplement to the Prospectus dated November 29, 2006 and this Second Supplement should be read in conjunction with the Prospectus dated June 29, 2005 and the First Supplement to the Prospectus dated November 29, 2006.